Exhibit 5.1

STOEL RIVES LLP

600 University Street

Suite 3600

Seattle, Washington 98101-3197

October 20, 2003

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:    Registration Statement on Form S-3 Relating to the Resale of 363,265 Shares of Common Stock of Dendreon Corporation

Ladies and Gentlemen:

We have acted as counsel to Dendreon Corporation (the “Company”) in connection with the sale of 363,265 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issued in satisfaction of the Company’s obligation to pay accreted interest to the holder of its 5.5% convertible senior subordinated promissory notes, as described under the caption “Selling Stockholder” in the prospectus included in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof (the “Registration Statement”).

In connection with rendering the opinion set forth herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, and other instruments as in our judgment are necessary to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable by the Company.

Dendreon Corporation

October 20, 2003

The opinion expressed herein is limited to the laws of the state of Delaware. We express no opinion other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinion expressed herein is an opinion of legal matters and not factual matters. Our opinion are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise of any change in law, facts or circumstances occurring after the date hereof.

This letter is furnished solely for the benefit of the Company and may not be filed with or furnished to any person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/  Stoel Rives LLP